UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/15/2006

Federal Home Loan Bank of Indianapolis
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51404

Federally Chartered Corporation	35-6001443
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8250 Woodfield Crossing Boulevard
Indianapolis, IN 46240
(Address of principal executive offices, including zip code)

(317) 465-0200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

The Board of Directors of the Bank entered into a "Second Amendment of Key Employee Severance Agreement" on Friday, June 16, 2006 with Martin L. Heger, President-CEO of the Bank. The amendment, which was originally approved by the Board in November 2005, provides for the continuation of health insurance coverage for Mr. Heger and his spouse for their lifetimes, provided that Mr. Heger is not terminated as a result of a criminal conviction. See the Bank's Registration Statement on Form 10/A-2, effective on April 14, 2006. Upon retirement from the Bank, the Bank will, under this contract, provide to Mr. Heger and his spouse comparable medical, dental and vision insurance at the level supplied to all employees of the Bank as of November 2005. Also, during retirement, Mr. Heger and his spouse are required to continue to pay the employee contribution portion of such coverage at the level in effect when the extension was approved in November 2005, of approximately 17% of the premium cost.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 15, 2006, the Board of Directors of the Bank elected Jeffrey A. Poxon to fill the unexpired term of Vincent J. Otto, who resigned from the Board on May 26, 2006. Mr. Poxon's term will expire on December 31, 2006. Mr. Poxon is the Senior Vice President - Investments, and Chief Investment Officer for The Lafayette Life Insurance Company, Lafayette, Indiana. He also serves as a Director of Lafayette Savings Bank, FSB, in Lafayette, Indiana.

Item 9.01.    Financial Statements and Exhibits

Exhibit 10.6

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Indianapolis

Date: June 19, 2006	By:	/s/ MILTON J. MILLER II
Milton J. Miller II
Senior Vice President - Chief Financial Officer

Date: June 19, 2006	By:	/s/ JONATHAN R. WEST
Jonathan R. West
Senior Vice President - General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
EX-10.6	Employment Agreement